EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

                WEEKLY COMMENTARY FOR THE WEEK ENDED JUNE 3, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     6/3/05

                          WEEKLY ROR         MTD ROR          YTD ROR
CLASS A UNITS               3.71%             0.87%            -3.63%
CLASS B UNITS               3.69%             0.86%            -4.02%

* Subject to independent verification

The Grant Park Futures Fund reported gains over the previous week. Positions in the fixed income and currency sectors recorded solid advances with additional profits accumulating in the stock index sector. Losses came mainly from positions in the energy sector.

Long positions in the fixed income sector reported gains as financial instruments in the U.S. and overseas ended the week in higher territory. The weaker euro, as noted below, combined with some weak economic data to push prices higher. The U.S. Thirty-year bond rallied 1 point and 16/32s for the week, an increase of $1,500 per contract. The market moved higher earlier in the week when it was reported that the Chicago Purchasing Managers business barometer fell to 54.1 in May from 65.6 in April. The release was far below economists' expectations of 60.1 and represented the lowest reading since June of 2003. Prices rose further on Friday morning when the U.S. Department of Labor announced that just 78,000 new jobs were created in May, half of what economists had predicted. Longs in the Ten-year note benefited as that contract finished 11/32s higher for the week. Long positions in the European financial markets were even more profitable as weakness in the euro currency led to further "flight to quality" buying in European financial instruments. Analysts noted that investors who had liquidated their euro positions scrambled to find a "safe haven" investment, thus pushing prices for the Euro bund, the LIFFE euribor, and Eurex BOBL higher. Prices for the London long gilt and British sterling were also higher, benefiting the Fund's long positions. Longs in the Australian financials also gained ground as the Ten-year and Three-year bond contracts settled higher for the week.

Short positions in the foreign currency markets were profitable as the value of the euro plunged on the news that France and the Netherlands had rejected the European Constitution. The French vote took place on the weekend and weakened the common currency at the onset of the trading week. The Dutch "no" vote came on Wednesday and helped to push the beleaguered euro to eight-month lows versus the U.S. dollar. Shorts in the euro versus the dollar recorded gains as the euro lost a little more than three-and-a-half cents against the greenback. Short positions in the cross rates also gained as the euro depreciated in value against the British pound and the Japanese yen. Other euro zone currencies were negatively affected by the news, benefiting the Fund's short positions. The Swiss franc lost one-and-a-half cents against the dollar while the British pound was a little less than a cent lower by the end of the trading week. Long positions in the U.S. dollar index also gained as the contract closed the week
1.63 points higher in New York.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Long positions in stock indices were profitable as European share prices finished the week at higher levels. Strength in banking and automotive shares was noted by analysts to be partly responsible for the higher stock prices. The weakness in the euro was also partly to blame, they said, as investors bought shares as an alternative to the common currency. The Paris CAC, German DAX and EURO STOXX50 all settled higher for the week, as did the London FTSE-100. Losses in the sector came from longs in the E-Mini NASDAQ and E-Mini S&P contracts, which both finished slightly lower for the week.

Lastly, losses came from positions in the energy sector. Short positions in the crude market reported setbacks as the price for oil climbed $3.18 for the week to close at $55.03 per barrel. Analysts said that concern over whether crude oil stocks (which were reported last week to be at their highest levels since 1999) would hold up over the summer driving season was the reason that investors pushed prices higher. Short positions in the natural gas market also lost ground as the price of the July contract added 51 cents to close at $6.88 per British thermal unit. Long positions in the heating oil contract resulted in gains as that market settled 15.31 cents higher at $1.5995 per gallon.












              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com